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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-33846
                                                                    333-33846-01

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated May 30, 2000)

                                6,900,000 Units

                        (VALERO ENERGY CORPORATION LOGO)

                                  VEC Trust I
                             7 3/4% PEPS(SM) Units
        (Premium Equity Participating Security Units -- PEPS(SM) Units)

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This document supplements our prospectus dated May 30, 2000, as supplemented by our prospectus supplement dated June 22, 2000 (the "prospectus"), relating to 6,900,000 PEPS Units of Valero Energy Corporation. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by the remarketing agent to prospective purchasers along with this prospectus supplement in connection with the remarketing of our senior deferrable notes. We have taken action to cause the dissolution of VEC Trust I and the substitution of our senior deferrable notes for the trust preferred securities of VEC Trust I. Accordingly, our senior deferrable notes will be remarketed in place of the trust preferred securities of VEC Trust I. The following information supplements the information under the caption "Plan of Distribution" in the accompanying prospectus. This prospectus supplement and the accompanying prospectus may be used in connection with the remarketing of our senior deferrable notes.

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INVESTING IN THE PEPS UNITS OR SENIOR DEFERRABLE NOTES INVOLVES RISKS. SEE "RISK
FACTORS" BEGINNING ON PAGE S-24 OF THE ACCOMPANYING PROSPECTUS.

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The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

July 28, 2003